EXHIBIT 99.1

Hub Group, Inc. Reports Third Quarter 2022 Results

Highlights:

  Revenue growth of 26% to $1.4 billion, with increases across all lines of business
  Operating income increased 97% to $118 million (8.7% of revenue) driven by favorable pricing, yield management and operating efficiency
  Diluted earnings per share (EPS) of $2.61, up 104% as compared to prior year
  Expanded our consolidation and fulfillment solutions offering through the acquisition of TAGG Logistics in August
  Completed existing $135 million share repurchase authorization, and announced new $200 million authorization
  Updated 2022 outlook, with expected revenue of approximately $5.5 billion and diluted EPS of $10.40-$10.60

OAK BROOK, Ill., Oct. 27, 2022 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ: HUBG) announced third quarter 2022 net income of $87 million, and diluted earnings per share of $2.61. Net income for third quarter 2021 was $43 million, or $1.28 per diluted share.

“Our team continues to perform at a high level in today’s environment, delivering 26% revenue growth and a substantial improvement in profitability as we support our customers with high service levels and innovative supply chain solutions. Our focus on yield improvement and operating efficiency led to quarterly diluted EPS of $2.61, which is more than double the prior year’s diluted EPS. During the quarter we acquired TAGG Logistics, which expanded our solutions offering to include omni channel fulfillment capabilities. We also repurchased $110 million of our stock as part of our capital allocation strategy. We expect a strong finish to 2022 but acknowledge some level of uncertainty as we look forward to 2023. We remain focused on managing our costs and capital structure, while supporting our customers with great service and investing for growth to drive success in a variety of market conditions,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.

Third Quarter 2022 Results

Revenue for the third quarter of 2022 increased by 26% to $1.4 billion compared with $1.1 billion in the third quarter of 2021. Gross margin for the quarter was 16.5% of revenue, as compared with 14.7% last year. Operating income was $118 million (8.7% of revenue) versus $60 million (5.6% of revenue) in 2021. EBITDA (non-GAAP)1 for the quarter was $157 million.

Third quarter Intermodal and Transportation Solutions (“ITS”) revenue increased 22% to $853 million. Intermodal revenue per load increased 31% and volume decreased 6%. Volume for the quarter was impacted by customer behavior in advance of the threatened rail strike in September. ITS gross margin increased compared to the prior year as pricing and cost recovery more than offset increased purchased transportation costs.

Third quarter Logistics revenue increased 12% to $252 million due to the growth of our managed transportation, final mile and consolidation services, as well as revenue from TAGG Logistics, LLC (“TAGG”), which was acquired in August 2022. Gross margin increased due to growth with existing customers, new business onboardings, yield management initiatives and the contribution from TAGG, partially offset by higher warehousing and transportation costs.

Truck Brokerage revenue grew 63% in the quarter to $250 million due to the acquisition of Choptank Transport (“Choptank”) as well as revenue growth from truckload and LTL. Gross margin increased relative to third quarter 2021 due to the Choptank acquisition and higher revenue per load.

Costs and expenses increased to $105 million in the third quarter of 2022 due to incremental operating costs from Choptank and TAGG, higher legal and use tax expenses, and costs related to the consolidation of an office location, partially offset by higher gains on the sale of equipment as compared to prior year.

Capital expenditures for the third quarter of 2022 totaled $72 million. During the quarter we purchased TAGG for $103 million in cash and purchased $110 million of Hub Group Class A and Class B common stock. As of September 30, 2022, we had cash and cash equivalents of $212 million.

Share Repurchase Authorization

On October 26, 2022 our Board of Directors authorized the purchase of up to $200 million of our Class A Common Stock.

2022 Outlook

We expect our 2022 diluted earnings per share will range from $10.40 to $10.60. We estimate revenue will be approximately $5.5 billion, and that gross margin as a percentage of revenue will range from 16.5% to 16.7%. We estimate our costs and expenses will range from $420 to $425 million for the year. We project our effective tax rate for the year will be 23.5-24.5%. We expect capital expenditures for 2022 to range from $240 to $250 million.

Non-GAAP Financial Measure

In this press release, we present EBITDA, a non-GAAP financial measure of profitability defined as earnings before interest, taxes, depreciation, and amortization. As required by the rules of the Securities and Exchange Commission (“SEC”), we have provided herein a reconciliation of this non-GAAP financial measure to Net Income, the most directly comparable measure under GAAP. Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors, and competitors in our industry. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability for the periods presented. EBITDA should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and is not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub Group, Inc. will hold a conference call at 5:00 p.m. Eastern Time on October 27, 2022 to discuss our third quarter 2022 results.

Hosting the conference call will be Dave Yeager, Chairman and CEO. Also participating on the call will be Phil Yeager, President and Chief Operating Officer, and Geoff DeMartino, Executive Vice President, Chief Financial Officer and Treasurer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com. The webcast is listen-only. Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please pre-register at https://register.vevent.com/register/BIaddbfb9b2d4a47e3a3b1974fea55af81 receive the dial-in number and unique PIN. On the day of the call, dial in approximately ten minutes prior to the scheduled call time and enter the unique participant PIN received during registration. The call will be limited to 60 minutes, including questions and answers. An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution. All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans”, “goals”, “objectives”, “expects”, “anticipate”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our outlook, profit improvement initiatives and capital expenditures. These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the ongoing COVID-19 pandemic, including any spikes, outbreaks or variants of the virus, as well as any future government actions taken in response to the pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees and third-party service providers; our ability to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, labor and employment, insurance or other undeterminable areas; intermodal costs and prices, the integration of acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal and Transportation Solutions, Truck Brokerage and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub; the failure to implement and integrate critical information technology systems; cyber security incidents; retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications. Hub Group assumes no obligation to update any such forward-looking statements.

SOURCE: Hub Group, Inc.	CONTACT: Geoff DeMartino of Hub Group, Inc., +1-630-271-3623

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2022		2021
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$1,355,407	100.0%	$1,075,107	100.0%

Transportation costs	1,132,174	83.5%	917,507	85.3%
Gross margin	223,233	16.5%	157,600	14.7%

Costs and expenses:
Salaries and benefits	65,502	4.8%	65,370	6.1%
General and administrative	28,109	2.1%	23,445	2.2%
Depreciation and amortization	11,884	0.9%	8,912	0.8%
Total costs and expenses	105,495	7.8%	97,727	9.1%

Operating income	117,738	8.7%	59,873	5.6%

Other income (expense):
Interest expense	(2,151)	-0.2%	(1,793)	-0.2%
Other, net	(383)	-0.0%	(96)	-0.0%
Total other expense, net	(2,534)	-0.2%	(1,889)	-0.2%

Income before provision for income taxes	115,204	8.5%	57,984	5.4%

Provision for income taxes	27,879	2.1%	14,646	1.4%

Net income	$87,325		$43,338

Earnings per share
Basic	$2.63		$1.30
Diluted	$2.61		$1.28

Basic weighted average number of shares outstanding	33,145		33,433
Diluted weighted average number of shares outstanding	33,521		33,873

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2022		2021
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$4,054,987	100.0%	$2,975,980	100.0%

Transportation costs	3,369,899	83.1%	2,589,072	87.0%
Gross margin	685,088	16.9%	386,908	13.0%

Costs and expenses:
Salaries and benefits	202,469	5.0%	176,696	5.9%
General and administrative	78,249	1.9%	63,058	2.1%
Depreciation and amortization	33,936	0.9%	26,282	0.9%
Total costs and expenses	314,654	7.8%	266,036	8.9%

Operating income	370,434	9.1%	120,872	4.1%

Other income (expense):
Interest expense	(5,251)	-0.1%	(5,555)	-0.2%
Other, net	(446)	-0.0%	(382)	-0.0%
Total other expense, net	(5,697)	-0.1%	(5,937)	-0.2%

Income before provision for income taxes	364,737	9.0%	114,935	3.9%

Provision for income taxes	87,063	2.1%	27,775	0.9%

Net income	$277,674		$87,160

Earnings per share
Basic	$8.29		$2.61
Diluted	$8.21		$2.58

Basic weighted average number of shares outstanding	33,480		33,427
Diluted weighted average number of shares outstanding	33,807		33,842

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$211,921	$159,784
Accounts receivable trade, net	780,868	701,512
Accounts receivable other	3,902	3,022
Prepaid taxes	3,599	2,191
Prepaid expenses and other current assets	22,646	27,779
TOTAL CURRENT ASSETS	1,022,936	894,288

Restricted investments	16,888	24,256
Property and equipment, net	755,580	681,451
Right-of-use assets - operating leases	101,572	44,036
Right-of-use assets - financing leases	1,710	1,252
Other intangibles, net	204,524	196,672
Goodwill	628,093	576,913
Other assets	21,359	18,426
TOTAL ASSETS	$2,752,662	$2,437,294

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$403,471	$424,923
Accounts payable other	24,517	12,493
Accrued payroll	68,261	56,938
Accrued other	112,858	82,827
Lease liability - operating leases	27,778	11,364
Lease liability - financing leases	1,686	1,251
Current portion of long term debt	102,093	97,273
TOTAL CURRENT LIABILITIES	740,664	687,069

Long term debt	217,771	177,479
Non-current liabilities	44,658	41,572
Lease liability - operating leases	79,758	34,916
Deferred taxes	152,426	155,944

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2022 and 2021.	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized; 41,312,185 shares issued in 2022 and 41,224,792 shares issued in 2021; 32,676,559 shares
outstanding in 2022 and 33,907,734 shares outstanding in 2021.	413	412
Class B: $.01 par value; 662,300 shares authorized;
574,903 shares issued and outstanding in 2022 and 662,296 shares issued and	6	7
outstanding in 2021.
Additional paid-in capital	202,657	189,256
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,702,308	1,424,634
Accumulated other comprehensive loss	(238)	(207)
Treasury stock; at cost, 8,635,626 shares in 2022
and 7,317,058 shares in 2021	(372,303)	(258,330)
TOTAL STOCKHOLDERS' EQUITY	1,517,385	1,340,314
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,752,662	$2,437,294

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2022	2021

Cash flows from operating activities:
Net income	$277,674	$87,160
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	111,413	95,959
Impairment of ROU asset	5,361	-
Deferred taxes	(1,427)	(12,553)
Compensation expense related to share-based compensation plans	14,973	14,090
Gain on sale of assets	(21,097)	(8,978)
Changes in operating assets and liabilities:
Restricted investments	7,368	253
Accounts receivable, net	(55,994)	(100,102)
Prepaid taxes	(1,408)	1,248
Prepaid expenses and other current assets	6,818	(6,059)
Other assets	(3,381)	(1,670)
Accounts payable	(21,169)	81,908
Accrued expenses	41,165	33,424
Non-current liabilities	(9,825)	(6,622)
Net cash provided by operating activities	350,471	178,058

Cash flows from investing activities:
Proceeds from sale of equipment	33,994	30,558
Purchases of property and equipment	(157,664)	(84,076)
Cash used in acquisitions	(102,661)	(90)
Net cash used in investing activities	(226,331)	(53,608)

Cash flows from financing activities:
Proceeds from issuance of debt	127,017	70,695
Repayments of long term debt	(81,905)	(82,804)
Purchase of treasury stock	(75,000)	-
Purchase of treasury stock from related party	(34,767)	-
Stock withheld for payments of withholding taxes	(5,778)	(4,038)
Finance lease payments	(1,582)	(2,142)
Net cash used in financing activities	(72,015)	(18,289)

Effect of exchange rate changes on cash and cash equivalents	12	(11)

Net increase in cash and cash equivalents	52,137	106,150
Cash and cash equivalents beginning of period	159,784	124,506
Cash and cash equivalents end of period	$211,921	$230,656

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2022	2021	2022	2021

Intermodal and transportation solutions	$853,490	$697,701	$2,499,567	$1,891,837

Logistics	251,887	224,136	743,924	663,620

Truck brokerage	250,030	153,270	811,496	420,523

Total revenue	$1,355,407	$1,075,107	$4,054,987	$2,975,980

RECONCILIATION OF NET INCOME TO EBITDA (1)
(in thousands)
(unaudited)

	Three Months
	Ended September 30,
			Change	Change
	2022	2021	$	%

Net income	$87,325	$43,338	$43,987	101.5%

Interest expense	2,151	1,793	358	20.0%

Depreciation and amortization	39,491	31,926	7,565	23.7%

Provision for income taxes	27,879	14,646	13,233	90.4%

EBITDA	$156,846	$91,703	$65,143	71.0%

RECONCILIATION OF NET INCOME TO EBITDA (1)
(in thousands)
(unaudited)

	Nine Months
	Ended September 30,
			Change	Change
	2022	2021	$	%

Net income	$277,674	$87,160	$190,514	218.6%

Interest expense	5,251	5,555	(304)	-5.5%

Depreciation and amortization	111,413	95,959	15,454	16.1%

Provision for income taxes	87,063	27,775	59,288	213.5%

EBITDA	$481,401	$216,449	$264,952	122.4%

(1)  See the “Non-GAAP Financial Measure” section of this release for the definition of EBITDA and a discussion of this non-GAAP financial measure.